Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-30085, 333-57028, 333‑131341, 333-131658, 333-158214, 333-190261 and 333-224010) on Form S-8 of Ecology and Environment, Inc. of our report dated June 26, 2018 relating to our audit of the financial statements and supplemental schedule of Ecology and Environment, Inc. 401(k) Plan, which appears in this Annual Report on Form 11-K of the Ecology and Environment, Inc. 401(k) Plan for the year ended December 31, 2017.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York
June 26, 2018